EXHIBIT 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of April 1st, 2012 (this “Employment Agreement”), by and between Starboard Resources Inc., a Delaware corporation (the “Company”), having a place of business at 300 E. Sonterra Blvd., San Antonio, Texas 78258, and Kim Vo, an individual residing at ________________.

WHEREAS, the Company desires to engage Employee’s services, and Employee desires to perform such services, upon the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the compensation and benefits received by the Employee from the Company and the access given the Employee to the Company’s confidential information and the Company’s customers, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and with the Company’s recognition of the knowledge and expertise provided by the Employee being acknowledged, the Company and the Employee hereby agree as follows:

1.	Term of Employment.

Subject to the termination provisions set forth elsewhere in this Employment Agreement, the term of this Employment Agreement and the Employee’s employment hereunder shall be for a term of three (3) years from the date of this Employment Agreement (the “Employment Term”). This Employment Agreement and the parties’ obligations hereunder shall terminate at the end of the Employment Term, except as otherwise provided herein; for avoidance of doubt, at the end of the Employment Term, the Employee shall be an at-will employee of the Company if the Company and the Employee agree to such continued employment.

2.	Position and Duties.

(a)
During the Employment Term, the Employee shall serve as Controller. The Employee shall have such duties, functions, responsibilities, and authority as are from time to time delegated to the Employee by the Board of Directors of the Company (the “Board”) or are otherwise consistent with the duties, responsibilities and authority of the executive office held by the Employee; provided that with respect to any specifically delegated duties, functions, responsibilities and authority, such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in a comparable office/position of a company comparable to the Company.

(b)
During the Employment Term, the Employee shall: (i) devote substantially all of his time during normal business hours to the business of the Company, fulfill his duties and obligations under this Employment Agreement and use his best efforts, judgment and energy to perform, improve and advance the business and interests of the Company in a manner consistent with the duties of his position; provided, however, that Employee shall not be prevented from serving as a member of the board of directors of a corporation if the Company determines that such membership is not adverse to its interests; (ii) do such traveling as may be required in connection with the performance of such duties and responsibilities.

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(c)
In connection with the Employee’s employment by the Company under this Employment Agreement, the Employee shall be based at the principal executive offices of the Company, located as of the date hereof in San Antonio, Texas, except for such reasonable travel or field work as the performance of the Employee’s duties in the business of the Company may require. Notwithstanding the foregoing, the Board may, in its discretion, determine to relocate the principal offices of the Company for any necessary business purpose, and doing so shall not be a breach of this Employment Agreement.

3.	Hours of Work.

The Employee’s normal days and hours of work shall coincide with the Company’s regular business hours. The nature of the Employee’s employment with the Company requires flexibility in the days and hours that the Employee must work, and may necessitate that the Employee works on other or additional days and hours. The Company reserves the right to require the Employee, and the Employee agrees, to work during other or further days or hours than the Company’s normal business hours.

4.	Compensation and Benefits.

(a)
Base Salary. During the Employment Term, the Company shall pay to the Employee for his services hereunder a base salary (“Base Salary”) at the rate of $95,000.00 per year, payable in installments in accordance with the general payroll practices of the Company, or as otherwise mutually agreed upon by the Company and the Employee, but no less often than twice monthly. The Employee’s Base Salary may be subject to such increase as may be determined from time to time by the Board in its sole discretion.

(b)	Grant.

Employee shall be granted a restricted stock award for 116,550 shares of the Company’s Common Stock (representing 1% of the Company’s fully diluted capital stock as of March 1, 2012) which restricted stock award shall vest in full upon the earlier of (i) an IPO; (ii) a Business Combination; or (iii) March 1, 2015. The vesting condition shall require that Employee remain continuously in the Company’s employment pursuant hereto through the occurrence of such vesting event; provided, however, that such restricted stock award shall also vest in the event that any such vesting event occurs within 12 months following the termination of Employee’s employment in the event the Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 6(b) or by the Employee for Good Reason pursuant to Section 6(e). The Employee acknowledges and agrees that the award or vesting of the restricted stock award does not constitute an express or implied promise of continued employment for the vesting schedule set forth herein, for any period, or at all, and shall not otherwise as provided hereby interfere with the Company’s right to terminate this Agreement. For purposes of this Agreement, an “IPO” shall mean the closing of a sale of shares of the Common Stock of the Company to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933. For purposes of this Agreement, a “Business Combination” shall mean (i) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company (unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities of the Company), (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) an acquisition in one or more transactions of 50% or more of the voting power of the voting securities of the Company by any person or by two or more persons acting as a group, other than in the case of this clause (iii) for an acquisition of voting securities issued directly by the Company.

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(c)	Performance Incentives.

In addition to the foregoing, Employee shall be entitled to receive incentive compensation payable as described below in the event any one or more of the following corporate objectives of the Company are achieved:

(i)             Business Combination:

In the event of a Business Combination during the period of Employee’s employment hereunder (or within 12 months following the termination of Employee’s employment in the event the Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 6(b) or by the Employee for Good Reason pursuant to Section 6(e), Employee shall be entitled to an incentive payment from the Company payable in the form of consideration received by the stockholders of the Company upon the closing of a Business Combination (or payable as the Company and Employee may otherwise agree, but not later than 60 days following such closing; provided, however, that if the stockholders of the Company receive their respective payments as a schedule of payments, then the payments will be made to Employee on the same schedule. Notwithstanding the above, in no event shall the payments be made later than five (5) years after the closing.) equal to (x) 0.75% of the Net Proceeds of the Business Combination if such Business Combination closes on or before September 1, 2012; or (y) 0.4% of the Net Proceeds of the Business Combination if such Business Combination closes on or before March 1, 2013. The Employee shall not be entitled to such incentive payment if the Business Combination closes on or after March 2, 2013 and the closing must be evidenced by an actual consummation, sale, disposition, acquisition or as otherwise contemplated by the Business Consummation. For purposes of this Section 4(c)(i), “Net Proceeds of the Business Combination” shall mean the proceeds actually received by the Company and/or its stockholders from a Business Combination in excess of the transaction costs related thereto and the aggregate consideration received by the Company for all issued and outstanding shares of capital stock (including all securities and instruments convertible there into);

(ii)            IPO:

In the event of an IPO during the period of Employee’s employment hereunder (or within 12 months following the termination of Employee’s employment in the event the Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 6(b) or by the Employee for Good Reason pursuant to Section 6(e), Employee shall be entitled to the following, with such awards to be made as of the closing of the IPO:

(x)             An award of Common Stock equal to the number of shares obtained by multiplying 1.0% times the difference between the amount of the aggregate valuation of the Company’s capital stock at the time of an IPO minus the aggregate consideration received by the Company for all issued and outstanding shares of capital stock (including all securities and instruments convertible there into) and dividing the resulting product by the IPO price per share, with such restricted stock award to vest two years after date of IPO; and

(y)             Options to purchase a number of shares of Common Stock corresponding to 1.0% of the Company’s fully diluted capital stock (measured as of the IPO date), with such options to vest and become exercisable four years after the IPO. The stock option shall have an exercise price equal to 100% of the IPO price per share of the Common Stock. The stock option shall have a term of 10 years from the date of the IPO. The option shall provide for customary means of “cashless exercise” (in addition to a conventional exercise provision by payment of the exercise price in cash), such that if applicable the Employee may exercise the option either by surrendering for cancellation a portion of the option having a difference between the then current fair value of the option shares subject thereto and the exercise price of such surrendered option shares equal to the exercise price of the concurrently exercised portion of the option or, if the Company’s Common Stock is then publicly traded and a resale registration statement is then in effect for such option shares, by making provision for the exercise price payment to be coordinated by a concurrent sale through a broker retained by Employee. The option shall otherwise be awarded upon such terms as are reflected in the form of option, containing customary terms and provisions and not inconsistent with the provisions hereof, approved by the Board of the Company.

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(z)             Options to purchase a number of shares of Common Stock corresponding to 1.0% of the Company’s fully diluted capital stock (measured as of the second anniversary of the IPO date), with such options to vest and become exercisable six years after the IPO. The stock option shall have an exercise price equal to 100% of the closing sale price per share of the Common Stock on the principal exchange upon which it is then traded as of the second anniversary of the IPO (or the next succeeding business day, if the second anniversary is not a business day). The stock option shall have a term of 10 years from the second anniversary of the IPO. The option shall provide for customary means of cashless exercise (in addition to a conventional exercise provision by payment of the exercise price in cash), such that if applicable the Employee may exercise the option either by surrendering for cancellation a portion of the option having a difference between the then current fair value of the option shares subject thereto and the exercise price of such surrendered option shares equal to the exercise price of the concurrently exercised portion of the option or, if the Company’s Common Stock is then publicly traded and a resale registration statement is then in effect for such option shares, by making provision for the exercise price payment to be coordinated by a concurrent sale through a broker retained by Employee. The option shall otherwise be awarded upon such terms as are reflected in the form of option, containing customary terms and provisions and not inconsistent with the provisions hereof, approved by the Board of the Company.

(d)
Conditions. All Board and stockholder approvals and other conditions necessary to avoid any adverse tax or securities law consequences or other adverse consequences associated with the above-referenced restricted stock awards, options or incentive payments, including without limitation any such consents under Internal Revenue Code (“Code”) Sections 162(m), 280G, 409A or otherwise or under Rule 16b-3 promulgated by the SEC, will be promptly and timely sought by the Company, and the Company shall use commercially reasonable efforts to ensure that principal investors affiliated with any of the directors will provide a support letter confirming their consent to such matters in connection with any Board approval hereof and thereof. In addition, it is the intent of the Company and the Employee that all payments, awards and benefits hereunder shall either be exempt from the application of, or comply with, the requirements of Section 409A and Section 280G of the Code and that no award shall be granted, deferred, accelerated, extended, paid out or modified under this Agreement in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Employee. This Agreement and all awards hereunder shall be construed to the greatest extent possible in a manner that effects such intent. In the event that it is reasonably determined by the Company or its Board that, as a result of Section 409A of the Code, any payment or delivery of shares in respect of any award of restricted stock or options under this Agreement may not be made at the time contemplated by the terms of this Agreement or the relevant award agreement, as the case may be, without causing the Employee to be subject to taxation under Section 409A of the Code, the Company will make such payment or delivery of shares on the first day that would not result in the Employee incurring any tax liability under Section 409A of the Code, and in the event any such award hereunder unavoidably becomes subject to tax under Section 409A or 280G, the Company will provide to Employee a cash bonus in an amount adequate to satisfy any such incremental tax liability on or before the payment due date with respect to such tax liability. The definition of Business Combination is intended to comply with the definition of “change of control” under Section 409A of the Code and, to the extent that the above definition does not so comply and the payments contemplated hereunder are subject to Section 409A of the Code, such definition shall be limited (but not expanded) to the extent required to ensure that this definition complies with the requirements of Section 409A of the Code, and no Business Combination shall be deemed to have occurred if a change of control has not occurred for purposes of Section 409A of the Code. The determination of whether such a change of control and Business Combination occurred will be objectively determined by the Company in a non-discretionary manner.

(e)
Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans (including executive bonus plans, cash bonus awards and long-term incentive plans), programs and arrangements that are generally made available by the Company to its senior executives. In addition to the rights of the Employee set forth in the preceding sentence, the Company shall provide health, dental, disability and life insurance for the Employee under such group health, dental, disability and life insurance plans maintained by the Company for its full-time, salaried employees (subject to the terms and conditions thereof). Nothing herein shall require the Company to adopt or maintain any type of benefit plan or policy; provided, however, the Company shall provide health insurance for the Employee and his family at all times during the Employment Term and shall at a minimum continue such D&O insurance coverage as may be currently in place. The Employee acknowledges that any such plan or policy will be subject to deductibles and co-pay requirements.

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(f)
Expenses. During the Employment Term, the Employee shall be entitled to receive reimbursement upon a timely basis (according to the then-current practices of the Company) for all reasonable and necessary out-of-pocket expenses incurred by the Employee in connection with performing his duties and responsibilities hereunder, that are reimbursable in accordance with the Company’s policies from time to time in effect, upon the presentation by the Employee of an itemized monthly accounting of such expenditures, including receipts where required by Company policy or federal income tax regulations.

5.	Vacation.

The Employee shall be entitled to accrue, pro rata, fifteen (15) vacation days for each annual period during the Employment Term. Vacation days shall be used during the applicable annual period in which they are accrued. The Employee shall be entitled to carry over up to five (5) accrued vacation days from one annual period to the next and all the rest of the accrued vacation time that the Employee does not use during the applicable annual period in which they were accrued shall be forfeited unless the Company shall have requested the Employee, in writing, to modify or postpone a previously planned vacation.

6.	Termination of Employment.

(a)
For Cause. The Company may terminate the Employee’s employment at any time hereunder for Cause (as defined below) (a “For Cause Termination”) upon written notice to the Employee. For purposes of this Employment Agreement, “Cause” means any of the following:

(i)	Dishonesty by the Employee in the performance of his duties and obligations to the Company and its affiliates;

(ii)	the Employee’s conviction of, or entering a plea of guilty, nolo contendere or comparable plea to, any felony or to any misdemeanor involving moral turpitude;

(iii)
a breach by the Employee of any material covenant contained in this Employment Agreement or any other agreement between the Company and Employee that is to be observed or performed by the Employee, and the Employee fails to cure such breach or its effects within 30 days of receiving written notice from the Company specifying the facts which constitute Cause under this subsection;

(iv)	willful misconduct, bad faith, fraud, or gross negligence by the Employee in the conduct of the Employee’s responsibilities for the Company, any of its subsidiaries; or

(v)	the commission by the Employee of an act of fraud, embezzlement against or similar crime against any individual or entity.

(b)
Without Cause. The Company may in its sole and absolute discretion terminate Employee’s employment hereunder at any time without Cause for any or no reason. For purposes of this Employment Agreement, a “Without Cause Termination” means a termination by the Company of Employee’s employment hereunder other than pursuant to a For Cause Termination. For avoidance of doubt, termination by reason of Disability is not a termination by the Company.

(c)	Death. The Employee’s employment hereunder shall terminate automatically upon his death.

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(d)
Disability. If the Disability (as defined below) of the Employee occurs during the Employment Term, the Company may notify the Employee of the Company’s intention to terminate the Employee’s employment hereunder for Disability. In such event, the Employee’s employment hereunder shall terminate effective on the 30th day following the date such notice of termination is received by the Employee (the “Disability Effective Date”). For purposes of this Employment Agreement, the “Disability” of the Employee shall be deemed to have occurred at such time as the Board determines, in its reasonable discretion, (i) that despite any reasonable accommodation required by law, the Employee is unable to perform the essential functions of his position hereunder as a result of his physical or mental incapacity and (ii) that such inability has existed or is likely to exist for a period of ninety (90) days or more in any twelve (12) month period or for sixty (60) consecutive days.

(e)	Termination by the Employee for Good Reason. The Employee may terminate his employment hereunder if:

(i)	there occurs a material breach by the Company of any provision of this Employment Agreement; or

(ii)
the Employee’s Base Salary is reduced; or (iii) the Company’s Board of Directors, in its reasonable discretion, determines to relocate the principal offices of the Company out of San Antonio, Texas, for any necessary business purpose, provided that the Employee has given the Company written notice within ninety (90) days of the occurrence of any event described in (i) through (iii) hereof and the event is not cured within thirty (30) days after such notice, and the Employee terminates his employment hereunder within thirty (30) days of the expiration of the aforesaid thirty (30) day cure period. For purposes of this Employment Agreement, a “Good Reason Termination” means a termination by the Employee of Employee’s employment hereunder pursuant to this Section 6(e).

(f)
Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or by the Employee (other than a termination pursuant to Section 6(c)) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Employment Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Employment Agreement relied upon, (ii) in the case of a termination for Disability or a For Cause Termination or a Good Reason Termination, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) specifies the Employment Termination Date (as defined in Section 6(g) below). The failure by the Company or Employee, as applicable, to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or Employee hereunder or preclude the Company or Employee from asserting such fact or circumstance in enforcing the Company’s or Employee’s rights hereunder.

(g)
Employment Termination Date. For purposes of this Employment Agreement, “Employment Termination Date” means the effective date of termination of the Employee’s employment hereunder, which date shall be (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) if the Employee’s employment is terminated because of his Disability, the Disability Effective Date, (iii) if the Employee’s employment is terminated by the Company pursuant to a For Cause Termination, the date specified in the Notice of Termination, (iv) if the Employee’s employment is terminated by the Company pursuant to a Without Cause Termination, the date specified in the Notice of Termination, (iv) if the Employee’s employment is terminated by the Employee pursuant to a Good Reason Termination, the date on which the Notice of Termination is given (unless the Company and Employee agree upon any different Employment Termination Date), and (v) otherwise, the date on which the Notice of Termination is given, and if none is given, then the date recorded by the Company as the date of termination for purposes of its payroll records. In addition, Employee’s employment is considered terminated only if it meets the definition of a “separation from service” within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to a separation from service.

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(h)
Resignation. In the event of termination of the Employee’s employment hereunder for any reason whatsoever other than the death of the Employee, the Employee agrees that if at such time he is a member of the Board of Directors or an officer of the Company or a director or officer of any of the Company’s subsidiaries, he shall promptly deliver to the Company his written resignation from all such positions, such resignation to be effective as of the Employment Termination Date.

(i)
Other Obligations. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position with the Company or any affiliate of the Company, and shall comply with any other agreement between the Company and Employee. Further, following any termination of the Employee’s employment with the Company, upon the Company’s request the Employee will provide transition services to the Company without additional compensation beyond the payments contemplated in section 7(d) for terminations covered by Sections 6(b) or 6(e) and with such additional compensation based upon an appropriate prorated allocation of then current Base Salary in all other cases, but subject to reasonable adjustment and accommodation for any new consulting or employment arrangements to which Employee is then subject (in all cases such required transitional services to be less than fifty percent (50%) of the average level of services provided by the Employee during the six (6) month period immediately preceding the date of termination (or the length of employment, if shorter)) for up to thirty (30) days following the date the Employee’s employment terminates. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in complying with the foregoing sentence.

(j)
Release; No Mitigation. The amounts payable and benefits provided to the Employee pursuant to Section 7, other than the accrued benefits unpaid through the Employment Termination Date, shall only be payable or provided if within thirty (30) days following the date of termination the Employee or the Employee’s representative, as the case may be, executes and delivers to the Company a fully effective and irrevocable agreement and general release in the form reasonably prepared by the Company, which the Company shall provide to the Employee or the Employee’s representative, as applicable, within seven (7) days following the date of termination.

7.	Company Obligations Upon Termination of Employment.

(a)
Death. If the Employee’s employment hereunder is terminated during the Employment Term by reason of the Employee’s death, the Company shall pay to the Employee’s estate, in a lump sum in cash within thirty (30) days after the Employment Termination Date, a sum equal to the Employee’s accrued and unpaid Base Salary, reimbursable expenses and vacation accrued but unpaid in each case through the Employment Termination Date, plus Base Salary and benefits for a period equal to the lesser of six (6) months and the remainder of the then current Employment Term, at the regularly scheduled payment intervals following the Employment Termination Date, and thereafter the Company shall have no further obligation to the Employee under this Employment Agreement except as otherwise expressly provided herein.

(b)
Disability. If the Employee’s employment hereunder is terminated during the Employment Term by reason of the Employee’s Disability, the Company shall pay to the Employee, in a lump sum in cash within thirty (30) days after the Employment Termination Date, a sum equal to the Employee’s accrued and unpaid Base Salary, reimbursable expenses and vacation accrued but unpaid in each case through the Employment Termination Date, and thereafter the Company shall have no further obligation to the Employee under this Employment Agreement, except as otherwise expressly provided herein. In addition, the Company shall continue to provide at its expense group medical and dental insurance, as in effect on the Employment Termination Date, to the Employee and to the Employee’s immediate family for a period of six (6) months after the Employment Termination Date.

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(c)
For Cause Termination. If the Employee’s employment hereunder is terminated during the Employment Term pursuant to a For Cause Termination, the Company shall pay to the Employee, in a lump sum in cash within thirty (30) days after the Employment Termination Date, the Employee’s accrued and unpaid Base Salary, reimbursable expenses and vacation accrued but unpaid in each case through the Employment Termination Date, to the extent not theretofore paid, and, thereafter, the Company shall have no further obligations to the Employee under this Employment Agreement.

(d)
Without Cause Termination and Good Reason Termination. If the Employee’s employment hereunder is terminated during the Employment Term by reason of a Without Cause Termination or a Good Reason Termination pursuant to Section 6(e), the Company shall pay to the Employee the Employee’s Base Salary for a period equal to the lesser of one (1) year and the remainder of the then current Employment Term, at the regularly scheduled payment intervals following the Employment Termination Date, and shall pay within thirty (30) days following the Employment Termination Date all reimbursable expenses and vacation accrued but unpaid in each case through the Employment Termination Date and shall continue to provide group medical and dental insurance at the Company’s expense, as in effect on the Employment Termination Date, to the Employee and to the Employee’s immediate family during such period equal to the lesser of one (1) year and the remainder of the then current Employment Term and thereafter the Company shall have no further obligation to the Employee under this Employment Agreement except as otherwise expressly provided herein. For purposes hereof, if the Company is a party to a Business Combination and this Agreement is not assumed by the surviving entity or successor in such Business Combination, Employee shall be entitled to treat this Agreement as terminated pursuant to a Without Cause Termination for purposes hereof (and if this Agreement is assumed, then this Agreement shall apply to such successor entity as though it is the “Company” for purposes hereof, including with respect to any headquarters relocation or other grounds for Good Reason termination under Section 6(e) hereof).

8.	Nondisclosure of Confidential and Proprietary Information.

During the Employment Term, the Employee agrees to the following:

(a)
The Employee acknowledges that during the Employment Term, the Employee will have access to and possession of trade secrets, confidential information, and proprietary information (collectively, as defined more extensively below, “Confidential Information”) of the Company, its parents, subsidiaries and affiliates and their respective customers, suppliers and other third parties that do business with them. The Employee recognizes and acknowledges that this Confidential Information is valuable, special and unique to the Company’s business, is owned solely by and is the exclusive property of the Company, is to be used only for the Company’s benefit, and that access to and knowledge thereof are essential to the performance of the Employee’s duties to the Company. During the Employment Term the Employee shall keep secret and shall not use or disclose, reveal, transfer, reproduce, sell, capitalize upon or take advantage of such Confidential Information relating to the Company, its customers, suppliers or other third parties that do business with it except at the request of the Company, and in addition, the Employee shall exercise all reasonable efforts and precautions to prevent such disclosure, breach of confidentiality, or other conduct or action inconsistent herewith; provided, however, that Confidential Information may be disclosed to the extent (i) required by law or court order or (ii) generally available to the public other than by unauthorized disclosure.

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(b)	The term “Confidential Information,” means information in whatever form, be it written, digital, graphic, electronically stored, orally transmitted or memorized concerning:

(i)	the Company’s business or operations plans, strategies, portfolio, prospects or objectives;

(ii)	the Company’s structure, products, product development, technology, distribution, sales, services, support and marketing plans, practices, and operations;

(iii)	the prices, costs, and details of the Company’s services;

(iv)	research and development, new products, licenses, operations or plans;

(v)
customers and customer lists, including (A) present customers, customer files and records, and (B) potential customers, prospects or targets (including without limitation, the identities of customers, names, addresses, contact, persons and the customers’ business status or needs) that the Company has identified as potential customers, prospects or targets prior to the termination of Employee’s employment for any reason under this Employment Agreement;

(vi)	information regarding the skills, compensation and benefits of other employees of the Company;

(vii)	financial records, unpublished financial statements, financial condition, results of the Company’s operations and related information about the Company;

(viii)	any other financial, commercial, business or technical information related to any of the products or services made, developed or sold by the Company or its customers.

(c)
Employee does not have an obligation to treat any information as Confidential Information that is: (A) in the public domain through no act, omission or fault of the Employee; (B) within the legitimate possession of the Employee prior to the date hereof, with no confidentiality obligations to a third party; (C) lawfully received from a third party having rights in the information without restriction, and without notice of any restriction against its further disclosure or use; (D) independently developed by the Employee without breaching this Agreement; or (E) disclosed or used by Employee with the prior written consent of the Company. If Confidential Information is required or requested to be produced by law, court order, governmental authority or other third party, the Employee shall immediately notify the Company of that requirement or request and shall assist the Company in obtaining a protective order or other appropriate relief to prevent such production. The burden of establishing the existence of these exceptions shall be the Employee’s.

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(d)
The Employee further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes, and Employee shall disclose all such Third Party Information to the Company. During the Employment Term and thereafter, the Employee shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with work for the Company, Third Party Information unless expressly authorized by the Company in writing.

9.	No Conflicting Obligations.

The Employee represents and warrants that the Employee has the full right and authority to enter into this Employment Agreement and to render the services as required under this Employment Agreement, and that the execution, delivery, and performance by the Employee of this Employment Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Employee is a party or by which the Employee is bound, including any agreement to keep in confidence information acquired by the Employee in confidence or in trust prior to employment by the Company. The Employee shall not enter into any agreement or business relationship or incur any obligations to any third party following the date hereof that may conflict with, or interfere with the Employee’s abilities to perform, the Employees duties and responsibilities pursuant to this Employment Agreement.

10.	Return of Company Property.

When the Employee leaves the employ of the Company, the Employee shall deliver to the Company any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns.

11.	Noncompetition.

The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services for a competing business may result in irreparable harm to the Company. Accordingly, during the Restricted Period (as defined below), the Employee shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, manager, agent, broker, independent contractor, director, officer or otherwise, and whether or not for compensation) or render services to any Person or become a member of any business organization (including as a stockholder, member, investor, owner, lender, partner, joint venturer, licensor, licensee or distributor), in whatever form, engaged in the Business (as defined below) or that provides a service in competition with any product or service being sold or under development, during the period of the Employee’s employment with the Company, by the Company or any of its subsidiaries; provided that such product or service is or was known to the Employee during his employment or at the time of the termination of his employment. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded company or serving on the board of directors or similar governing body of any entity which is publicly traded that is engaged in the Exclusive Business, so long as the Employee has no active participation in the business of such corporation. In addition, the provisions of this Section 11 shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in the Exclusive Business so long as the Employee and such subsidiary, division or unit does not, and does not have plans to, engage in the Exclusive Business. The “Restricted Period” means the duration of the Employee’s employment with the Company. The “Business” means the acquisition, development and exploration for oil and gas assets in the areas in which the Company has conducted or contemplates conducting exploration and production activities and other businesses which are ancillary thereto and in which the Company is actually engaged during the term of this Agreement.

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12.	Nonsolicitation.

During the Restricted Period, the Employee shall not, except in the furtherance of the Employee’s duties hereunder or otherwise in the interests of the Company, directly or indirectly, individually or on behalf of any other person, solicit, hire, employ, or retain any person who (x) is then, or was at any time within the immediately preceding six (6) months, employed by or a substantially full-time consultant to or an exclusive consultant to the Company or any of its subsidiaries, or (y) is then, or who was an investor in, or a client or customer of, the Company or any of its subsidiaries; provided, however, that the restriction contained in this Section 12 shall not apply to (i) any such employee or consultant who was terminated from providing such services by the Company or its subsidiary; (ii) general solicitations via newspaper advertisements and other customary employment advertising media not targeted at such employees or consultants (or to the hiring or employment of a person who responds to such a solicitation or advertising); and (iii) the Employee soliciting, hiring or employing his personal administrative assistant.

13.	Nondisparagement.

During the Employee’s employment with the Company and for a period of three (3) years thereafter, the Employee shall not knowingly, directly or indirectly, make negative comments or otherwise disparage the Company or any of its subsidiaries or their affiliates, or any of their respective officers, directors, employees, shareholders, agents or products in any manner likely to be harmful to them or their business reputations or personal reputations other than while employed by the Company in the good faith performance of the Employee’s duties to the Company. The foregoing will not prevent the Employee from making any good faith truthful comment or statement to the extent (i) necessary to rebut any untrue public statements made by the Company; (ii) necessary with respect to any litigation, arbitration or mediation involving the enforcement of this Agreement; or (iii) in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings, including depositions in connection with such proceedings (provided that the party making such statement or comment provides the other party with prior notice of the foregoing to the extent possible and reasonably cooperates with the other party in seeking a protective order or other appropriate protection against making such statement or comment)

14.	Notices.

Any notices, requests, demands or other communications required or permitted under this Employment Agreement shall be in writing and shall be deemed to have been given when delivered personally or three (3) days after being mailed by certified mail, return receipt requested, addressed to the party being notified at the address of such party first set forth herein, or at such other address as such party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

15.	Miscellaneous.

(a)
Each party represents, warrants and covenants to the other party that this Employment Agreement constitutes the legal, valid and binding obligation of such party making such representation, warranty or covenant, enforceable in accordance with its terms, and the execution, delivery and performance of this Employment Agreement by such party does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such party is a party or any judgment, order or decree to which such party is subject. Furthermore the Employee represents, warrants and covenants to the Company that he is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any Person that would be inconsistent with the terms hereof.

(b)	Telephones, stationery, postage, e-mail, the internet and other resources made available to the Employee by the Company are solely for the furtherance of the Company business.

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(c)
All construction and interpretation of this Employment Agreement shall be governed by and construed in accord with the internal laws of the State of Texas, without giving effect to that State’s principles of conflicts of law and any dispute arising with respect to the provisions hereof shall be subject to mandatory venue in the federal or state courts located in San Antonio, Bexar County, Texas.

(d)
The Employee and the Company agree that if any provision of this Employment Agreement is deemed unenforceable or invalid by any court of competent jurisdiction, such provision shall be reformed and modified to make such provision valid and to permit enforcement of the objectionable provision to the fullest permissible extent. It is the intent of the Company and the Employee that this Employment Agreement be enforced to the fullest extent permitted by applicable law. Any provision of this Employment Agreement deemed unenforceable after modification shall be deemed stricken from this Employment Agreement, with the remainder of the Employment Agreement being given its full force and effect. If any term or other provision of this Employment Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Employment Agreement shall nevertheless remain in full force and effect.

(e)
Any waiver granted by a party of any breach of or failure to comply with any provision or condition of this Employment Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Employment Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Employment Agreement shall be effective unless in a written instrument signed by the party granting the waiver.

(f)
The Employee and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Employee affirms that the Employee is knowledgeable and sophisticated as to business matters, including the subject matter of this Employment Agreement, and has read and fully understands this Employment Agreement’s meaning and legally binding effect. The Employee further affirms that, prior to assenting to the terms of this Employment Agreement, the Employee had been provided with a reasonable time to review it, consult with counsel of the Employee’s own choice, and to negotiate at arm’s length with the Company as to the contents of the Employment Agreement. The Employee further affirms that the provisions in this Employment Agreement represent accurately the expression of the parties’ mutual intent, and that the Employee has entered into this Employment Agreement freely and voluntarily and without pressure or coercion from anyone. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by either party in entering into this Employment Agreement. In resolving any dispute or construing any term or provision in this Employment Agreement, there shall be no presumption made or inference drawn because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The parties acknowledge and agree that this Employment Agreement was negotiated and drafted with each party being represented by competent counsel of its choice and with each party having an opportunity to participate in the drafting of the provisions hereof and shall therefore be construed as if drafted jointly by the parties.

(g)
The Company and the Employee agree that the Employee’s obligations to the Company during the Employee’s employment with the Company, as well as any other obligation of the Employee under this Employment Agreement, may be assigned to any successor in interest to the Company or any division or affiliate of the Company in its sole discretion and without additional consideration or prior notice to the Employee, but that nothing requires the Company to do so (and if this Agreement is assigned to an affiliated entity, then both the Company and such assignee entity shall continue to be bound hereby and treated as the “Company” for purposes hereof, and if this Agreement is assigned to an entity that is a successor to all or substantially all of the Company’s business and that is not previously affiliated with the Company, then this Agreement shall apply to such successor entity as though it is the “Company” for purposes hereof). The Employee’s obligations under this Employment Agreement are personal in nature and may not be assigned by the Employee to any other person or entity.

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(h)
This Employment Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature to this Employment Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf signature page were an original thereof. At the request of any party, each other party shall promptly re-execute an original form of this Employment Agreement or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file to deliver a signature to this Employment Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

(i)	The headings herein are for convenience of reference and shall not form part of, or affect the interpretation of, this Employment Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement on the date first above written.

STARBOARD RESOURCES LLC

By:__________________________________________

Name:________________________________________

Title:_________________________________________

EMPLOYEE:

____________________________________________
Kim Vo

Address: _____________________________________

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